SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934





Filed by the Registrant |X|       Filed by a Party other than the Registrant |_|

Check the appropriate box:


         |_|      Preliminary Proxy Statement

         |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

         |X|      Definitive Proxy Statement

         |_|      Definitive Additional Materials

         |_|      Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or
                  Section 240.14a-12





                           RELIV' INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)





Payment of Filing Fee (check the appropriate box):

|X|      No Fee Required

                           RELIV' INTERNATIONAL, INC.

                      136 Chesterfield Industrial Boulevard
                          Chesterfield, Missouri 63005

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                             BE HELD ON MAY 25, 2000


To:      Shareholders of Reliv' International, Inc.

         The annual meeting of the shareholders of Reliv' International, Inc. will be held at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017, on Thursday, May 25, 2000, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

     1. To elect 10 directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

     2. To ratify the appointment of Ernst & Young L.L.P. as auditors of the Corporation for 2000 (Item No. 2 on proxy card); and

     3. To transact such other business as may properly come before the meeting.

         The close of business on April 10, 2000, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

         BY ORDER OF THE BOARD OF DIRECTORS


April 21, 2000                                /s/ Stephen M. Merrick

                                              Stephen M. Merrick, Secretary

                             YOUR VOTE IS IMPORTANT

         It is important that as many shares as possible be represented at the annual meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

                           RELIV' INTERNATIONAL, INC.

                      136 Chesterfield Industrial Boulevard
                          Chesterfield, Missouri 63005

                                 PROXY STATEMENT

Information Concerning the Solicitation

         This statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders Meeting (the "Annual Meeting") of Reliv' International, Inc. (the "Company"), a Delaware corporation, to be held on Thursday, May 25, 2000. The proxy materials are being mailed to shareholders of record on April 21, 2000.

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

         The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The
Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting

         Only shareholders of record at the close of business on April 10, 2000, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 9,551,102 shares of Common Stock. Each share has one vote. A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

         A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted "FOR" the nominees for directors contained in these proxy materials.

Stock Ownership by Management and Others

         The following table provides information concerning the beneficial ownership of Common Stock of the Company by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of April 10, 2000. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company as of April 10, 2000.

                                          Amount and Nature of      Percent of
          Name of Beneficial Owner       Beneficial Ownership(1)    Class(1)(2)
          ------------------------       -----------------------   -------------

Robert L. and Sandra S. Montgomery(3)              2,605,023           25.85%

Carl W. Hastings(4)                                  820,360            8.36%

David G. Kreher                                      274,836            2.81%

Stephen M. Merrick(5)                                616,006            6.35%

Donald L. McCain                                     367,387            3.80%

Marvin W. Solomonson                                 347,925            3.63%

Thomas T. Moody                                      151,532            1.58%

Thomas W. Pinnock III                                 93,649             *

John B. Akin                                          40,880             *

Donald E. Gibbons, Jr.                               137,645            1.42%

All Directors and Executive Officers as a
Group (11 persons)                                 5,455,243           53.80%

*less than one percent


     (1) In each case the beneficial owner has sole voting and investment power. The figures include the following number of shares of Common Stock for which an individual has the right to acquire beneficial ownership, within sixty (60) days from April 10, 2000, through the exercise of stock options: Mr. Montgomery - 525,304, Dr. Hastings - 256,778, Mr. Kreher - 220,150, Mr. Merrick - 140,916, Mr. McCain -
          120,084, Mr. Solomonson - 35,500, Mr. Moody - 35,500, Mr. Pinnock - 57,500, Mr. Akin - 40,000, and Mr. Gibbons - 111,000.

     (2) The calculation of percent of class is based upon the number of shares of Common Stock outstanding as of April 10, 2000.

                                         (Footnotes continued on next page)

     (3) Mr. Robert L. Montgomery is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Ms. Montgomery is a director of the Company. The Montgomerys' mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

     (4) Dr. Carl W. Hastings is Executive Vice President and a Director of the Company. Dr. Hastings' mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

     (5) Stephen M. Merrick is Senior Vice President, Secretary and a Director of the Company. Mr. Merrick's mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

PROPOSAL ONE - ELECTION OF DIRECTORS

         Ten directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 2001. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

Information Concerning Nominees

         The following is information concerning nominees for election as directors of the Company. Each of such persons is presently a director of the Company.

         ROBERT L. MONTGOMERY, age 58, Chairman of the Board, Chief Executive Officer, President and Treasurer of the Company. Mr. Montgomery became Chairman of the Board of Directors and Chief Executive Officer of the Company on February 15, 1985, and President on July 1, 1985. Mr. Montgomery has been a director of the Company since 1985. Mr. Montgomery is also the President and director of Reliv', Inc. and President and a director of Reliv' World Corporation, both wholly-owned subsidiaries of the Company. Mr. Montgomery was, from 1982 to July, 1985, President of Spectrum Foods, Inc., a corporation engaged in the development, manufacture and sale of specialized food products utilizing soy as a base. Mr. Montgomery, together with Dr. Carl W. Hastings, founded Spectrum Foods in 1981. From 1970 to 1980, Mr. Montgomery was the Executive Vice President of Modern Income Life Insurance Company and from 1965 to 1979 was an agent, manager and vice president of Modern American Life Insurance Company. Mr. Montgomery received a B.A. Degree in Economics from the University of Missouri in Kansas City, Missouri in 1965.

         DR. CARL W. HASTINGS, age 58, Executive Vice President of Manufacturing and Product Development, Assistant Secretary and a Director of the Company. Dr. Hastings has been employed by the Company since February, 1991, and became Executive Vice President of the Company on July 1, 1992. He has been a director of the Company since February, 1990. Dr. Hastings is also a director of Reliv', Inc. and Reliv' World Corporation. Dr. Hastings holds B.S. and M.S. Degrees and a Ph.D. Degree in Food Science from the University of Illinois. For more than the past 20 years, Dr. Hastings has been engaged in a variety of employment and consulting capacities as a food scientist. From May, 1988 to December, 1990, Dr. Hastings was employed as President of Grove Country Foods, Inc. which was a principal supplier to Reliv', Inc.

         DAVID G. KREHER, age 47, Senior Vice President of Worldwide Sales and Marketing and Assistant Secretary of the Company. He is also Secretary and a Director of Reliv', Inc. and Reliv' World Corporation. Mr. Kreher was employed by the Company in August, 1991, and became Senior Vice President on July 1, 1992. Mr. Kreher was placed in charge of Worldwide Sales and Marketing in January, 1999. From 1988 to August, 1991, Mr. Kreher was owner and president of Creative Options Corporation in Washington, D.C., a firm that provided specialized advertising services. From 1981 to 1988, Mr. Kreher was Chief Operating Officer of Sandven Advertising & Marketing in Kansas City, Missouri. Mr. Kreher holds a B.S. Degree in Accounting from Southwest Missouri State University. Mr. Kreher has been a director of the Company since June 1, 1994. Mr. Kreher is the brother of Sandra S. Montgomery.

         STEPHEN M. MERRICK, age 58, Senior Vice President/Corporate and International Development and General Counsel; Director of the Company since July 20, 1989; Secretary of the Company; and Secretary and a director of Reliv', Inc. and Reliv' World Corporation. From January, 1999 through July, 1999, Mr. Merrick was Senior Vice President - Finance and Administration of the Company. Mr. Merrick is also a principal of the law firm of Merrick & Klimek, P.C. of Chicago, Illinois, and has been engaged in the practice of law for over 30 years. Mr. Merrick has represented the Company and its subsidiaries since the founding of the Company. Mr. Merrick received a Juris Doctor Degree from Northwestern University School of Law in 1966. Mr. Merrick is also Vice President and a director of CTI Industries Corporation (NASDAQ-CTIB).

         THOMAS W. PINNOCK III, age 49, independent distributor for Reliv', Inc. Mr. Pinnock has been an independent distributor for Reliv', Inc. since January 15, 1990. He has been a Director of the Company since April 29, 1992. Mr. Pinnock was commissioned as a U.S. Army Officer in 1978 and commanded an armored company in the 1st Infantry Division. For a period of more than five years prior to the time he became a Reliv' distributor, Mr. Pinnock was a reporter for the Orlando Sentinal. Mr. Pinnock holds a B.A. Degree from Valencia College, Orlando, Florida and studied journalism at the University of Florida and the Defense Department School of Journalism.

         THOMAS T. MOODY, age 41, independent distributor for Reliv', Inc. Mr. Moody has been an independent distributor for Reliv', Inc. since July, 1989. Mr. Moody received a B.A. Degree from St. Mary's College in Winona, Minnesota in 1981. He has been a Director of the Company since October 20, 1989.

         DONALD L. McCAIN, age 56, is the Chairman and co-owner of The Baughan Group Inc., formerly Robertson International Inc., a worldwide supplier and manufacturer of mining equipment and supplies with plants and facilities throughout the United States and South Africa. Mr. McCain acquired his interest in The Baughan Group in September, 1995. He is also Chairman and co-owner of Coal Age Incorporated, a mining equipment manufacturer and rebuilding company. He acquired his interest in Coal Age, Inc. in September, 1994. Mr. McCain co-founded G&T Resources, Inc., an owner and operator of nursing homes, in 1980 and was engaged in the management of that company until he sold his interest in September, 1994. Prior to that time, Mr. McCain privately invested in real estate and owned and operated Expertune, Inc., a company with two locations that specialized in fast oil changes. Mr. McCain was employed in the food processing industry for fifteen years. Most of that time was with Archer Daniels Midland Company as a manager of plant operations. Mr. McCain has been a Director of the Company since July 20, 1989, and is also a director of Reliv', Inc. and Reliv' World Corporation.

         JOHN B. AKIN, age 71, retired as Vice President, A.G. Edwards & Sons and Resident Manager of the Decatur, Illinois branch office in 1995. Mr. Akin had been associated with A.G. Edwards & Sons as a stock broker, manager and officer since April, 1973. Mr. Akin holds a B.A. Degree from the University of Northern Iowa, Cedar Falls, Iowa. Mr. Akin has been a Director of the Company since June, 1986.

         SANDRA S. MONTGOMERY, age 54, has been a Director of the Company since April 29, 1992. For more than the past five years, Mrs. Montgomery has been engaged actively in the business of the Company. Mrs. Montgomery is also a director of Reliv', Inc. Sandra S. Montgomery and Robert L. Montgomery are husband and wife.

         MARVIN W. SOLOMONSON, age 47, is the Manager of a bond offering for Midwest Central Holdings, L.L.C. Mr. Solomonson was the founder and owner of Solomonson Investment Services, engaged in the marketing of investments and insurance products, and operated that business from 1983 until he sold it in December, 1998, to pursue his current position. Since 1993, Mr. Solomonson has also served as President and Chief Executive Officer for the following corporations: Superior Family Foods, Inc. and Service Contracts, Inc. dba Dealership Services. Mr. Solomonson has been a Director of the Company since June 1, 1994.

Executive Officers Other Than Nominees

         DONALD E. GIBBONS, JR., age 44, is Vice President of U.S. Sales of the Company. Mr. Gibbons was employed by the Company in June, 1991, and became Vice President of Finance. He became Vice President of Distributor Relations in 1992, and accepted the position of Vice President of U.S. Sales in June, 1994, a position he still holds. Mr. Gibbons was an Executive Correspondent for the Governor of Illinois 1974-1976. From 1978 to 1990, Mr. Gibbons was a Journeyman Electrician with I.B.E.W. Local 193. In 1981, Mr. Gibbons, with his wife Elizabeth, became an independent distributor in a network marketing company and operated that home business for 5 years. Mr. Gibbons received a B.A. Degree in Accountancy from the University of Illinois, Springfield, graduating with highest honors.

Committees of the Board of Directors

         The Company's Board of Directors has standing Management, Compensation, and Audit Committees. The Company has no standing nominating committee.

         The Management Committee is composed of Mr. Montgomery, Dr. Hastings, Mr. Kreher, Mr. McCain and Mr. Merrick. The Management Committee has all of the authority of the Board of Directors during the interim periods between Board meetings, except for certain specified powers that are stated in the Company by-laws. The Management Committee met 9 times during 1999.

         The Compensation Committee is composed of Mr. McCain, Mr. Merrick and Mr. Akin. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met 2 times during 1999.

         The Audit Committee is composed of Mr. McCain, Mr. Merrick and Mr. Solomonson. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. The Audit Committee met 1 time during 1999.

         The Board of Directors met 4 times during 1999. No director attended less than 75% of the combined Board of Director and Committee meetings.

Executive Compensation

         The following table sets forth a summary of the compensation paid during the last three fiscal years to the Chief Executive Officer of the Company and to each of the four most highly compensated officers of the Company who were officers of the Company as at December 31, 1999, and any executive officer who left during the last fiscal year who would have been included in this group (the "Named Executives").
E


                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term Compensation
                                       Annual Compensation                            Awards                 Payouts
                            -------------------------------------------  --------------------------------   ----------
                                                              Other       Restricted                          All Other
                                                              Annual        Stock                    LTIP      Compen-
Name and Principal                   Salary     Bonus         Compen-      Award(s)    Options/    Payouts     sation
   Position                  Year      ($)       ($)          sation($)      ($)       SARs(#)       ($)         ($)
-----------------------------------------------------------------------------------------------------------------------
Robert L. Montgomery        1999     $589,073        --        --           --       450,800(2)      --     $12,646(6)
Chief Executive             1998     $642,625        --        --           --        75,000(4)      --     $16,160(7)
Officer                     1997     $485,000    $121,250(1)   --           --            --         --     $12,916(8)
and President

Carl W. Hastings            1999     $334,010        --        --           --       245,600(2)      --     $ 9,533(6)
Executive Vice              1998     $364,375        --        --           --        65,000(4)      --     $44,495(7)
President                   1997     $275,000    $ 68,750(1)   --           --            --         --     $10,060(8)

David G. Kreher             1999     $242,917        --        --           --       208,600(2)      --     $ 6,870(6)
Senior Vice President       1998     $265,000        --        --           --        55,000(4)      --     $32,935(7)
                            1997     $200,000   $  50,000(1)   --           --            --         --     $ 8,298(8)

Donald E. Gibbons, Jr.      1999     $175,000   $   3,000      --           --        50,000(3)      --     $ 6,790(6)
Vice President of           1998     $175,000   $   5,000      --           --             --        --     $ 7,673(7)
U.S. Sales                  1997     $145,000   $  79,750      --           --        50,000(5)      --     $ 6,876(8)

Stephen M. Merrick          1999     $169,167        --        --           --        80,000(3)      --          --
Senior Vice                 1998         ---         --        --           --        40,000(4)      --          --
President,
Secretary(9)

---------------------

         (1)      Reflects   payments  under  the  Company's   Annual  Executive
                  Incentive Compensation Plan (See "Compensation Committee Report on Executive Compensation - Annual Executive Incentive Plan").

         (2) Non-Qualified and Incentive Stock Options issued on December 15, 1999, pursuant to the Company's 1999 Stock Option Plan (See Option/SAR Grants table below).

                       (Footnotes continued on next page)





         (3) Incentive Stock Options issued on December 15, 1999, pursuant to the Company's 1999 Stock Option Plan (See Option/SAR Grants table below).

         (4) Incentive Stock Options issued on December 30, 1998, pursuant to the Company's 1995 Stock Option Plan. For Mr. Montgomery, these options are exercisable for 21,174 shares on January 1, 2000; an additional 26,913 shares on January 1, 2001; and the remaining 26,913 shares on January 1, 2002. For Dr. Hastings, these options are exercisable for 21,667 shares on issuance; an additional 21,667 shares on December 30, 1999; and the remaining 21,666 shares on December 30, 2000. For Mr. Kreher, the options are exercisable for 18,333 shares on issuance; an additional 18,333 shares on December 30, 1999; and the remaining 18,334 shares on December 30, 2000. For Mr. Merrick, these options are exercisable for 13,333 shares on issuance; and additional 13,333 shares on December 30, 1999; and the remaining 13,334 shares on December 30, 2000.

         (5) Incentive Stock Options issued on December 18, 1997, pursuant to the Company's 1995 Stock Option Plan. Under these options Mr. Gibbons is entitled to purchase Common Stock of the Company at the price of $3.125 per share. The options were exercisable for 30,000 shares upon issuance and 20,000 shares on December 18, 1998. The options expire five years from the date of grant.

         (6) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(k) Plan, a defined contribution plan of $6,250 for Mr. Montgomery, $7,500 for Dr. Hastings, $6,250 for Mr. Kreher and $6,250 for Mr. Gibbons. Also includes portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. The allocated portion of premium paid was $6,396 for Mr. Montgomery, $2,033 for Dr. Hastings, $620 for Mr. Kreher and $540 for Mr. Gibbons. (See "Employment Agreements.")

         (7) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(k) Plan, a defined contribution plan, of $7,500 for each of Messrs. Montgomery, Hastings, Kreher and Gibbons. Also includes portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. Pursuant to agreements with each executive, approximately two-thirds of the death benefit under a policy is paid to the executive's beneficiaries. The allocated portion of premium paid was $8,660 for Mr. Montgomery, $2,620 for Dr. Hastings, $435 for Mr. Kreher and $173 for Mr. Gibbons. (See "Employment Agreements".) Also includes contributions to the Company's Supplemental Executive Retirement Plan of $34,375 for Dr. Hastings and $25,000 for Mr. Kreher.

         (8) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(k) Plan, a defined contribution plan of $9,500 for Mr. Montgomery, $8,125 for Dr. Hastings, $7,938 for Mr. Kreher and $6,616 for Mr. Gibbons. Also includes portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. The allocated portion of premium paid was $3,416 for Mr. Montgomery, $1,935 for Dr. Hastings, $360 for Mr. Kreher and $260 for Mr. Gibbons. (See "Employment Agreements.")

         (9) From January, 1999 through July, 1999, Mr. Merrick was Senior Vice President - Finance and Administration of the Company.

         The Company has never granted any stock appreciation rights. During the period from January 1, 1996 to December 31, 1999, there have been no awards or payments made for long term incentive compensation and there have been no restricted stock awards to any of the Named Executives.

         The following table sets forth the options granted to the Named Executives during the fiscal year ended December 31, 1999.

                      Option/SAR Grants in Last Fiscal Year

                                                                                                Potential Realizable
                                                                                                Value at Assumed
                                                                                                  Annual Rates of
                                                                                                      Stock Price
                                                                                                  Appreciation for
                                                     Individual Grants                             Option Term(3)
                                   -----------------------------------------------------       ---------------------
                                     Number
                                      of         % of Total
                                  Securities      Options/
                                  Underlying        SARs
                                   Options/      Granted to     Exercise
                                     SARs        Employees       or Base
                                    Granted       in Fiscal       Price      Expiration
Name                                  (#)            Year         ($/Sh)        Date          5% ($) (5)   10% ($) (5)
----                               --------       --------       --------     --------         --------     --------
Robert L. Montgomery
  Non-Qualified Stock Option      250,800(1)        17.4%         $2.045        12/15/04           $0              $0
  Incentive Stock Option          200,000(2)        13.9%         $1.2375       12/15/04      $39,663        $114,865
                                  -------           -----
                                  450,800           31.3%

Carl W. Hastings
  Non-Qualified Stock Option      105,600(1)         7.3%         $2.045        12/15/04           $0              $0
  Incentive Stock Option          140,000(3)         9.7%         $1.125        12/15/04      $43,514        $ 96,155
                                  -------           -----
                                  245,600           17.0%
David G. Kreher
  Non-Qualified Stock Option       83,600(1)         5.8%         $2.045        12/15/04           $0              $0
  Incentive Stock Option          125,000(4)         8.7%         $1.125        12/15/04      $38,852        $ 85,853
                                  -------           -----
                                  208,600           14.5%

Stephen M. Merrick                 80,000(1)         5.6%         $1.125        12/15/04      $24,865        $ 54,946

Donald E. Gibbons, Jr.             50,000(1)         3.5%         $1.125        12/15/04      $15,541        $ 34,341


------------------

         (1) Fully vested on the date of grant of such options on December 15, 1999.

         (2) Exercisable for 29,970 shares on January 1, 2001; an additional 29,970 shares on January 1, 2002; another 70,030 shares on January 1, 2003; and the remaining 70,030 shares on January 1, 2004.

         (3) Exercisable for 30,844 shares upon issuance on December 15, 1999; an additional 30,844 shares on December 15, 2000; another 39,156 shares on December 15, 2001; and the remaining 39,156 shares on December 15, 2002.

                       (Footnotes continued on next page)




         (4) Exercisable for 41,217 shares upon issuance on December 15, 1999; an additional 41,217 shares on December 15, 2000; and the remaining 42,566 shares on December 15, 2001.

         (5) Value assumes price of Company's Common Stock increases each year by 5% and 10%, respectively.

         The following table provides information related to options to purchase the Company's Common Stock exercised by the named executive officers during the fiscal year ended December 31, 1999, and the number and value of such options held as of the end of such fiscal year:

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values



                                                          Number of Securities Underlying     Value of Unexercised In-
                              Shares          Value         Unexercised Options/SARs at        the-Money Options/SARs
                            Acquired on     Realized                Year End (#)               at Fiscal Year End ($)
Name                        Exercise (#)       ($)           Exercisable/Unexercisable        Exercisable/Unexercisable
----                        ------------    --------         -------------------------        -------------------------


Robert L. Montgomery            0               0                  455,304/290,496                  0/0(1)

Carl W. Hastings                0               0                  256,778/146,222                  0/0(1)

David G. Kreher                 0               0                  220,150/113,850                  0/0(1)

Donald E. Gibbons, Jr.          0               0                  111,000/0                        0/0(1)

Stephen M. Merrick              0               0                  140,916/67,084                   0/0(1)

----------------------

(1)      The  value  of  unexercised   in-the-money  options  is  based  on  the
         difference between the exercise price and the fair market value of the Company's Common Stock on December 31, 1999.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors of the Company is composed of three members of the Board of Directors. The Compensation Committee is responsible for establishing the standards and philosophy of the Board of Directors regarding executive compensation, for reviewing and evaluating executive compensation and compensation programs, and for recommending levels of salary and other forms of compensation for executives of the Company to the Board of Directors. The full Board of Directors of the Company is responsible for setting and administering salaries, bonus payments and other compensation awards to executives of the Company.

         Compensation Philosophy

         The  philosophy  of the  Compensation  Committee,  and of the  Board of
Directors  of  the  Company,   regarding  executive  compensation  includes  the
following principal components:

o To attract and retain quality executive talent, which is regarded as critical to the long and short term success of the Company, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

o To provide a reasonable level of base compensation to senior executives and to provide annual incentive compensation based on the success and profitability of the Company.

o To create a mutuality of interest between executive officers of the Company and shareholders through long-term compensation structures, particularly stock option programs, so that executive officers share the risks and rewards of strategic-decision making and its effect on shareholder value.

         The Compensation Committee has recommended, and the Board of Directors has determined, to take appropriate action to comply with the provisions of
Section 162(m) of the Internal Revenue Code so that executive compensation will be deductible as an expense to the fullest extent allowable.

         The Company's executive compensation program consists of two key elements: (i) an annual component consisting of base salary and annual bonus and
(ii) a long-term component, principally stock options.

         Annual Base Compensation

         The Compensation Committee recommends annual salary levels for each of the named executives, and for other senior executives of the Company, to the Board of Directors. The recommendations of the Compensation Committee for base salary levels for senior executives of the Company are determined annually, in part, by evaluating the responsibilities of the position and examining market compensation levels and trends for similar positions in the marketplace.

         Additional factors which the Compensation Committee considers in recommending annual adjustments to base salaries include: results of operation of the Company, sales, shareholder returns, and the experience, work-performance, leadership and team building skills of each executive. The Company receives information from the Chief Executive Officer with regard to these matters. While each of these factors is considered in relatively equal weight, the Compensation Committee does not utilize performance matrices or measured weightings in its review. Each year, the Compensation Committee conducts a structured review of base compensation of senior executives with input from the Chief Executive Officer.

         Three of the senior executives of the Company are employed under Employment Agreements with the Company which provide a minimum base salary:
Robert L. Montgomery, Carl W. Hastings, and David G. Kreher. Over the period 1995 through 1998, the Company experienced increases in sales and profits and the base salary levels of each of these executives was increased over this time to levels above the minimums provided in their respective agreements. In mid-1999, in light of the results of operation for the first six months of the year, on the recommendation of the Compensation Committee and with the agreement of each of these executives, the annualized rate of the base salaries of each of the executives was reduced by 20%.

         Annual Incentive Compensation.

         In March 1994, the Compensation Committee recommended the adoption of a 1994 Annual Incentive Compensation Plan. The 1994 Plan was adopted by the Board of Directors on April 13, 1994, to be effective for 1994 and subsequent years, and supersedes all prior incentive compensation plans. The purpose of the 1994 Plan is to provide competitive rates of incentive compensation to executive officers of the Company for accomplishing periodic financial objectives. Under the Plan, incentive compensation measured as a percentage of base compensation will be paid to participants based upon achieving specific objectives. The performance criterion for each executive will vary and include both corporate and individual results. The criterion may include profits, return on average equity, sales and expense control and may include other measures. The measures selected for each executive will reflect the Company's business objectives which the individual can directly affect.

         Target performance levels for each measure of performance are recommended by the Compensation Committee and approved by the Board of Directors. The target performance levels will be based upon historic patterns of Company performance and strategic objectives. Under the 1994 Plan, incentive compensation is limited to a percentage of each executive's base salary.

         During 1999, no incentive compensation was paid to any executive of the Company.

         Long-Term Component - Stock Options

         The long-term component of compensation provided to executives of the Company has been in the form of stock options. The Compensation Committee has recommended to the Board of Directors that a significant portion of the total compensation to executives be in the form of incentive stock options. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of the grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long-term since the full benefit of the compensation package for an executive cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a specified number of years.

         The magnitude of the stock option awards is determined annually by the Compensation Committee and the Board of Directors. Generally, the relative number of options granted to an executive has been based on the relative salary level of the executive.

         On December 4, 1995, options to purchase 220,000, 92,400, 70,400, and 11,000 shares of the Company's Common Stock were granted to Messrs. Montgomery, Hastings, Kreher, and Gibbons, respectively, under the 1995 Stock Option Plan (the "1995 Plan"). These options expire on December 4, 2000. On May 31, 1996, options to purchase 88,000 shares of the Company's Common Stock were granted to Mr. Merrick. On December 18, 1997, options to purchase 50,000 shares of the Company's Common Stock were granted to Mr. Gibbons. On December 30, 1998, options to purchase 75,000, 65,000, 55,000, and 40,000 shares of the Company's Common Stock were issued to Messrs. Montgomery, Hastings, Kreher and Merrick , respectively. These options were issued as part of the overall compensation plan for these executives and are consistent with Ernst & Young L.L.P.'s report and recommendations. On December 15, 1999, options to purchase 200,000, 140,000, 125,000, 80,000, and 50,000 shares of the Company's Common Stock were granted to Messrs. Montgomery, Hastings, Kreher, Merrick and Gibbons, respectively, under the 1999 Stock Option Plan (the "1999 Plan"). In addition to the incentive stock options that were issued in 1999, non-qualified stock options to purchase 250,800, 105,600, and 83,600 shares of the Company's Common Stock were granted in 1999 to Messrs. Montgomery, Hastings, and Kreher, respectively, to replace incentive stock options that were previously issued in 1994 and expired in December 1999 unexercised.

         CEO Compensation

         The Compensation Committee utilizes the same standards and methods for recommending annual base compensation for the Chief Executive Officer of the Company as it does for other senior executive officers of the Company.

         In 1997, the Company  entered into an Employment  Agreement with Robert
L. Montgomery, Chief Executive Officer of the Company, providing that Mr. Montgomery's base annual compensation would not be less than $485,000. During the period 1996 through 1998, the Company experienced increasing sales and profits and Mr. Montgomery's base annual compensation was increased to $642,625 in 1998. During mid-1999, in light of results of operation of the Company through June 30, 1999, the Compensation Committee recommended, and Mr. Montgomery agreed, along with other senior executive officers of the Company, to reduce his annual rate of compensation by 20% for the balance of 1999, resulting in an overall annual base compensation during 1999 of $589,073. For 1999, no annual incentive compensation was paid to Mr. Montgomery.

         The Compensation Committee recommended that Mr. Montgomery (and other senior executives of the Company), receive incentive stock options, consistent with observed market practices, so that a significant portion of his total compensation will be based upon, and consistent with, returns to shareholders. Mr. Montgomery was granted incentive options to purchase up to 200,000 shares of the Company's Common Stock in 1999 and 75,000 shares in 1998. In addition, Mr. Montgomery was granted non-qualified stock options to purchase up to 250,800 shares of the Company's Common Stock in 1999 to replace incentive stock options that had expired unexercised.

                              Compensation Committee:
                              Donald L. McCain, John B. Akin, Stephen M. Merrick

Compensation Committee Interlocks and Insider Participation

         Stephen M. Merrick, a member of the Compensation Committee, is the Senior Vice President-Finance and Administration of the Company. Mr. Merrick is a principal of the law firm of Merrick & Klimek, P.C., which has served as general counsel to the Company and its subsidiaries since December 1, 1998. During the year ended December 31, 1999, the aggregate amounts paid or incurred by the Company to Merrick & Klimek, P.C. for services to the Company and its subsidiaries was $220,000.

Comparative Stock Price Performance Graph

         The following graph compares, for the period January 1, 1995 to December 31, 1999, the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock with (i) NASDAQ Stock Market Index (U.S.) and (ii) a peer group including the following companies: Herbalife International, Inc., Nature's Sunshine Products, Inc., Nutrition For Life
International, Inc., Rexall Showcase International, Inc. and USANA, Inc. The peer group consists of other companies marketing nutritional products through direct sales. The graph assumes an investment of $100 on January 1, 1995, in the Company's Common Stock and each of the other investment categories.

                            ANNUAL RETURN PERCENTAGE

                                                      Years Ending
Company Name / Index                 Dec95      Dec96    Dec97    Dec98    Dec99
--------------------------------------------------------------------------------
RELIV INTERNATIONAL INC             -18.73     195.24   -46.96   -30.80   -49.75
NASDAQ US INDEX                      41.33      23.04    22.53    40.91    80.66
PEER GROUP                           20.53      94.96    36.50   -45.05   -23.78
--------------------------------------------------------------------------------

                                 INDEXED RETURNS
                             Base
                            Period                    Years Ending
Company Name / Index         Dec94   Dec95      Dec96    Dec97    Dec98    Dec99
--------------------------------------------------------------------------------
RELIV INTERNATIONAL INC       100    81.27     239.93   127.27    88.07    44.26
NASDAQ US INDEX               100   141.33     173.89   213.07   300.25   542.43
PEER GROUP                    100   120.53     234.99   320.75   176.27   134.36
--------------------------------------------------------------------------------

Peer Group Companies
------------------------------------------
HERBALIFE INTL INC  -CL A
NATURES SUNSHINE PRODS INC
NUTRITION FOR LIFE INTL INC
REXALL SUNDOWN INC (FORMERLY REXALL SHOWCASE INTL INC)
USANA INC

         The historical stock prices of the Company's Common Stock shown on the above graph is not necessarily indicative of future price performance.

         On March 8, 1993, the Company's Common Stock was listed on The Emerging Company Marketplace of the American Stock Exchange (AMEX) and, in July 1993, graduated to the main board of the AMEX. On September 6, 1996, the Company moved the listing of its common stock to the NASDAQ National Market Tier of the NASDAQ Stock Market. Per share value as of December 31, 1994, 1995, 1996, 1997, 1998 and 1999 is based on the Common Stock's closing price as of such date.

         The information under this heading and under the heading "Compensation Committee Report on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

Employment Agreements

         In June, 1997, the Company entered into an Employment Agreement with Robert L. Montgomery replacing a prior agreement. The Agreement is for a term of six years commencing on January 1, 1997, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $485,000. Mr. Montgomery is also to participate in the Annual Incentive Compensation and the Long-Term Incentive Compensation Plans of the Company adopted in April, 1994, the Company's Stock Option Plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Montgomery's death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Mr. Montgomery the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Mr. Montgomery also has the option upon reaching age 60 to terminate his active service, and continue in a consulting capacity. The term of the consulting period shall be 10 years and Mr. Montgomery will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of confidential information of the Company and contains a covenant of Mr. Montgomery not to compete with the Company.

         In June, 1997, the Company entered into an Employment Agreement with Dr. Hastings replacing a prior agreement. The Agreement is for a period of six years commencing on January 1, 1997, and provides for Dr. Hastings to receive base annual compensation during the term of not less than $275,000. Dr. Hastings is also to participate in the Annual Incentive Compensation and Long-Term Incentive Compensation Plans of the Company adopted in April, 1994, the Company's Stock Option Plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Dr. Hastings' death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Dr. Hastings the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Dr. Hastings also has the option upon reaching age 60 to terminate his active service, and continue in a consulting capacity. The term of the consulting period shall be 10 years and Dr. Hastings will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Dr. Hastings to maintain the confidentiality of confidential information of the Company and to assign to the Company any and all inventions made or conceived by him during the term of the Agreement and a covenant of Dr. Hastings not to compete with the Company.

         In April, 1994, the Company entered into an Employment Agreement with David G. Kreher, Senior Vice President and Chief Operating Officer, effective from January 1, 1994. The Agreement has been extended through December 31, 1998. The Company is currently negotiating an extension of Mr. Kreher's Agreement. The Agreement provides for Mr. Kreher to receive base annual compensation of not less than $125,000. Mr. Kreher is also to participate in the Annual Incentive Compensation and Long-Term Incentive Compensation Plans of the Company adopted in April, 1994, the Company's Stock Option Plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Kreher's death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement includes the obligation of Mr. Kreher to maintain the confidentiality of confidential information of the Company.

         In March, 1997, the Company entered into Split Dollar Agreements with Robert L. Montgomery, Carl W. Hastings, David G. Kreher and Donald E. Gibbons, whereby the Company pays the premiums on life insurance policies covering these executive's lives. Upon the death of an executive, the Company shall be entitled to receive the greater of (i) one-third of the insurance proceeds, (ii) the cash surrender value of the policy and (iii) the total premiums paid under the policy, with the executive receiving the balance of the insurance proceeds. On termination of the Agreement prior to an executive's death, the executive shall have the right to purchase the policy for the greater of (i) the cash surrender value of the policy and (ii) the total premiums paid under the policy. The policy amounts are $3,124,000 for Mr. Montgomery, $1,770,000 for Dr. Hastings, $750,000 for Mr. Kreher and $750,000 for Mr. Gibbons.

         In March, 1997, the Company entered into Salary Continuation Plan Agreements with David G. Kreher and Donald E. Gibbons. The Agreements provide for continuation of these executive's salaries upon termination of employment or retirement, after these executives have reached the age of 55 and have been employed by the Company for 15 years. Salary continuation payments are also made in the event the executive is terminated prior to reaching these thresholds for other than cause as defined in the Agreements. Payments are to be made for a period of 10 years and the amount of the payments are based on the executive's age at time of retirement or termination of employment.

Compensation of Directors

         Members of the Board of Directors who were not employees of the Company received $800 per attendance at meetings of the Board of Directors and committees thereof. Members of the Management Committee who were not employees of the Company also received compensation of $1,000 per month for their services and $2,000 per attendance at meetings of the Board of Directors or any committees of the Board. On any date at which a Board member attends more than one meeting of the Board or committee of the Board, the attendance fee is 150% of the basic attendance fee. In addition to the options issued to the named executives as described above, during fiscal 1999 options were issued to Mr. McCain (50,000 shares), Mr. Akin (20,000 shares), Mr. Solomonson (20,000 shares), Mr. Moody (20,000 shares), Mr. Pinnock (20,000 shares), and Mrs. Montgomery (50,000 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that during calendar year 1999, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial owners were complied with.

Board of Directors Affiliations and Related Transactions

         On December 31, 1999, Bob Montgomery owed the Company $89,250 due to the overpayments of incentive compensation. He also owed the Company $75,000 for a loan taken out against a corporate life insurance policy, for a total indebtedness of $164,250. As of April 21, 2000, the remaining balance of these advances is $59,250. The insurance loan has been repaid and $30,000 has been paid towards the incentive compensation advance.

PROPOSAL TWO - SELECTION OF AUDITORS

         The Board of Directors have selected and approved Ernst & Young L.L.P. as the principal independent auditor to audit the financial statements of the Company for 2000, subject to ratification by the shareholders. It is expected that a representative of the firm of Ernst & Young L.L.P. will be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR "FOR" SUCH RATIFICATION.

Stockholder Proposals for 2001 Proxy Statement

         Proposals by shareholders for inclusion in the Company's Proxy Statement and form of proxy relating to the 2001 Annual Meeting of Stockholders, which is scheduled to be held on May 24, 2001, should be addressed to the Secretary, Reliv' International, Inc., 136 Chesterfield Industrial Boulevard, P.O. Box 405, Chesterfield, Missouri 63006-0405, and must be received at such address no later than December 22, 2000. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Other Matters to Be Acted Upon at the Meeting

         The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                                   BY ORDER OF THE
                                                   BOARD OF DIRECTORS
Dated:  April 21, 2000
                                                   /s/ Stephen M. Merrick

                                                   Stephen M. Merrick, Secretary

                           RELIV' INTERNATIONAL, INC.
                         Annual Meeting of Shareholders

                            May 25,2000 10:00 a.m.

                      Doubletree Hotel & Conference Center
                            16625 Swingley Ridge Road
                          Chesterfield, Missouri 63017
                                 (636) 532-5000








REVOCABLE PROXY
                           RELIV' INTERNATIONAL, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Robert L. Montgomery and David G. Kreher, or either of them, with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the annual meeting of shareholders of Reliv' International, Inc. (the "Company") to be held on Thursday, May 25, 2000, at the Doubletree Hotel & Conference Center, 16625 Swingly Ridge Road, Chesterfield, Missouri 63017, (636) 532-5000 at 10:00 a.m., Central Daylight Savings Time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

This proxy will be voted at the Annual Meeting or any adjournments or postponement thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE AND FOR PROPOSAL 2. This proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

                  (Continued and to be signed on reverse side)

                                ADMISSION TICKET

                                 ANNUAL MEETING

                                       OF

                            RELIV INTERNATIONAL, INC.

                        Thursday, May 25, 2000 10:00 a.m.
                      Doubletree Hotel & Conference Center
                            16625 Swingley Ridge Road
                          Chesterfield, Missouri 63017
                                 (636) 532-5000


                                     Agenda
                                     ------

           * Election of Directors
           * Ratification of the appointment of independent public accountants
           * Report on the progress of the corporation

                 Please Detach and Mail in the Envelope Provided

A |X| Please mark your votes as in this example.

1.   Election of Directors

Robert L. Montgomery
Sandra S. Montgomery
Carl W. Hastings
David G. Kreher
Donald L. McCain
Thomas T. Moody
Thomas W. Pinnock, III
Stephen M. Merrick
John B. Akin
Marvin W. Solomonson


FOR all nominees listed             WITHHOLD AUTHORITY to vote for all
above                               Nominees listed above

     |_|                                   |_|


In the Event the undersigned wishes to withhold the authority to vote for any particular nominee or nominees desginate by clearly and neatly writing through or striking out the name of any such nominee or nominees.

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2.   Proposal  to ratify  the  appointment  of Ernst & Young as the  Independent
     Public Accountant for the Company for 2000.


         |_|FOR            |_|AGAINST       |_|ABSTAIN

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3.   In their  discretion upon such other matter as may properly come before the meeting or any adjournment thereof.

Please complete, sign and mail this proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.




Signature                           Signature                 Dated:      , 2000
         ---------------------               -----------------      ------

Note: Please date this proxy and sign exactly as your name appears on this proxy. If shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.